 EXHIBIT 99.4

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of June 8, 2022, by and among Lord Securities Corporation, including its successors and assigns by operation of law, as voting trustee (the “Voting Trustee”), Toronto Dominion Investments Inc., including its successors and assigns by operation of law (the “Purchaser”), and Glass Lewis & Co., LLC, including its successors and assigns by operation of law (the “Voting Consultant”).

WHEREAS, the Purchaser is the legal and Beneficial Owner of Series A MuniFund Preferred Shares (“MFP Shares”), of Nuveen Dynamic Municipal Opportunities Fund (the “Issuer” or the “Fund”) pursuant to the terms of the Purchase Agreement, dated as of June 8, 2022, between the Purchaser and the Issuer (the “Purchase Agreement”);

WHEREAS,the Purchaser may in the future become the legal and Beneficial Owner of additional MuniFund Preferred Shares or any additional preferred shares of any class or series of the Issuer having voting powers of which an Affiliate of Purchaser is the Beneficial Owner or that the Purchaser becomes the Beneficial Owner of during the term of this Agreement (“Additional Shares”), and the parties hereto wish to provide a means of subjecting those Additional Shares to this Agreement, as applicable;

WHEREAS,the Purchaser desires to transfer and assign irrevocably to the Voting Trustee, and the Voting Trustee desires to accept such transfer and assignment of, the right to vote for such Purchaser in connection with its voting rights set forth in Section 1 below as a Beneficial Owner of MFP Shares and any Additional Shares that may be acquired from time to time by the Purchaser (such MFP Shares, when owned by the Purchaser, the “Subject Shares”);

WHEREAS,the Voting Consultant, appointed pursuant to the Proxy Voting Consultant Agreement, shall analyze any Voting Matters (as defined below) requiring or permitting the owner of Subject Shares to vote in its capacity as an equity holder (whether at a meeting or otherwise) and shall provide a recommendation to the Voting Trustee of how to vote with respect to such Voting Matters;

WHEREAS, the Voting Consultant and the Voting Trustee are Independent (and not Affiliates) of the Purchaser;

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements with respect to certain voting rights relating to the Subject Shares.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally and equitably to be bound and agree as follows:

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1. Creation of Trust

The Purchaser hereby irrevocably transfers and assigns to the Voting Trustee, and the Voting Trustee hereby accepts the transfer and assignment of, the right to vote for the Purchaser in connection with all of its voting rights as Beneficial Owner of Subject Shares with respect to the following matters (collectively, the “Voting Matters”):

(a) the election of the two members of the Board of Trustees of the Fund for which holders of MFP Shares, as applicable, are exclusively (along with other Preferred Shares of the Fund) entitled to vote under Section 18(a)(2)(C) of the Investment Company Act of 1940, as amended, and all other rights given to holders of MFP Shares, as applicable, of the Fund with respect to the election of the Board of Trustees of the Fund;

(b) any matters submitted to a vote of the shareholders of the Fund that do not relate to (i) the authorization, creation or issuance of any class or series of shares ranking prior to the MFP Shares, as applicable, of the Fund with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, or (ii) the amendment, alteration or repeal of the provisions of (a) the declaration of trust of the Fund, (b) the statement establishing and fixing the rights and preferences of any MFP Shares, as applicable, or (c) any supplement to the statement establishing and fixing the rights and preferences of any MFP Shares during any mode or similar special rate period applicable to such, in each case, of the Fund, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such MFP Shares or the holders or the beneficial owners thereof; and

(c) any matters described in 12 C.F.R. § 225.2(q)(1).

In order to effect the transfer of voting rights with respect to the Voting Matters, the Purchaser hereby irrevocably appoints and constitutes the Voting Trustee as its attorney-in-fact and agrees to grant the Voting Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees to renew any such proxies that may lapse by their terms while any relevant Subject Shares are still subject to this Agreement.

The Purchaser will retain all other voting rights relating to the Subject Shares, provided that, for the avoidance of doubt, such voting rights shall not exceed those described in 12 C.F.R. § 225.2(q)(2). If any dividend or other distribution in respect of any Subject Shares is paid, such dividend or distribution will be paid directly to the Person (including, if applicable, the Purchaser) owning such Subject Shares, provided that any additional MFP Shares, as applicable, included in such dividend or other distribution will become part of the Subject Shares covered by this Agreement.

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2. Definitions

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director or trustee, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or trustees of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Beneficial Owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) the power to vote, or to direct the voting of, such securities and/or (ii) the power to dispose, or to direct the disposition of, such securities.

“Board of Trustees” means the Board of Trustees or Board of Directors, as applicable, of the Fund or any duly authorized committee thereof.

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, partner, director or Person performing similar functions and (iii) is not otherwise subject to the undue influence or control of such other Person. For purposes of this definition, no Person will fail to be Independent solely because such Person acts as a voting consultant or trustee in respect of property owned by another Person or its Affiliates pursuant to this Agreement or any other agreement. With respect to item (i) above, “material direct or material indirect financial interest” means, (1) as to any Person, owning directly or indirectly (as principal for such Person’s own account) at least 5% of any class of the outstanding equity or debt securities issued by any other Person or (2) with respect to a Person (the “Investor”) owning directly or indirectly (as principal for the Investor’s own account) outstanding equity or debt securities of any other Person in an amount at least equal to 5% of the total consolidated shareholders equity of the Investor (measured in accordance with U.S. generally accepted accounting principles).

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Proxy Voting Consultant Agreement” means that certain Proxy Voting Consultant Agreement by and between the Voting Consultant and the Purchaser (and/or an Affiliate of the Purchaser), as may be amended from time to time in accordance with the provisions thereof, which Proxy Voting Consultant Agreement sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

3. Effect of Transfer

The Purchaser shall have the right to sell or otherwise transfer Subject Shares at any time in its sole discretion, subject to any transfer restrictions applicable to the Subject Shares. Upon the transfer of Subject Shares by the Purchaser to any third party (other than a transfer, if any, to an Affiliate of the Purchaser in connection with a related assignment to such Affiliate of the Purchaser’s rights and obligations under this Agreement pursuant to Section 20, in which case such Subject Shares shall remain Subject Shares under this Agreement) such Subject Shares shall cease to constitute Subject Shares under this Agreement (but subject to any transferred MFP Shares again becoming Subject Shares pursuant to the definition thereof).

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4. VotingTrustee

(a) Rights And Powers Of Voting Trustee.With respect to Subject Shares of which the Purchaser is the Beneficial Owner, the Voting Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, have the right and the obligation to vote with respect to all Voting Matters requiring or permitting holders of MFP Shares, as applicable, to vote with respect thereto, subject to the terms of this Agreement. The Voting Trustee shall be obligated to vote with respect to any Voting Matter in accordance with Section 7 and the other provisions of this Agreement.

(b) Liability Of Voting Trustee.In exercising the rights and powers of the Voting Trustee hereunder, the Voting Trustee will exercise all such rights and powers in the Voting Trustee’s best judgment and in accordance with the recommendations of the Voting Consultant; provided, however, the Voting Trustee shall not be liable for any action taken by the Voting Trustee or the Voting Trustee’s agent, except for liability arising from the Voting Trustee’s bad faith, willful misconduct or gross negligence. The Voting Trustee shall not be required to give any bond or other security for the discharge of the Voting Trustee’s duties.

(c) Resignation of and Successor Voting Trustee.The Voting Trustee may at any time resign as Voting Trustee by delivering a resignation in writing to the Purchaser and the Voting Consultant to become effective at least 90 days after the date of such delivery, but in any event such notice shall not become effective prior to the acceptance of a successor Voting Trustee. The Voting Trustee shall nominate a successor Voting Trustee acceptable to the Purchaser, who shall have all rights, powers and obligations of the resigning Voting Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Voting Trustee hereunder shall immediately terminate upon the acceptance by the successor Voting Trustee of such nomination and the execution of this Agreement by the successor Voting Trustee as “Voting Trustee” hereunder. No such resignation shall become effective until such time as a successor Voting Trustee has been appointed and such appointment has been accepted. The fact that any Voting Trustee has resigned such Voting Trustee’s position as a Voting Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d) Removal.The Voting Trustee may be removed by the Purchaser upon 30 days’ prior written notice upon either (i) a material breach by the Voting Trustee of its obligations hereunder or (ii) any action or inaction of the Voting Trustee that constitutes bad faith, negligence or willful misconduct in the performance of its obligations hereunder.

(e) Independent. The Voting Trustee represents that it is Independent (and not an Affiliate) of the Purchaser.

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5. Voting Consultant

(a) Liability Of Voting Consultant.In providing its voting recommendations on Voting Matters hereunder, the Voting Consultant will provide such recommendations in the Voting Consultant’s best judgment as to the best interests of the Purchaser as holder and beneficial owner of the Subject Shares with respect to the Voting Matters; provided, however, the Voting Consultant shall not be liable for any action taken by such Voting Consultant or the Voting Consultant’s agent, except for liability arising from the Voting Consultant’s bad faith, willful misconduct or gross negligence. For the avoidance of doubt, the Voting Consultant’s maximum liability shall be limited to an amount not to exceed the total amounts of the fees the Voting Consultant receives under the Proxy Voting Consultant Agreement in any one year period for any and all claims made within that one year period; provided that, if a breach of Section 5(d) is determined to have occurred, the sole remedy shall be the immediate removal of the Voting Consultant by the Purchaser in the Purchaser’s sole discretion and no monetary damages shall be due or payable. In addition, the Voting Consultant shall not be liable for any action taken by the Voting Trustee contrary to the recommendations provided by the Voting Consultant.

(b) Resignation of and Successor Voting Consultant.The Voting Consultant may at any time resign as Voting Consultant by delivering a resignation in writing to the Purchaser and to the Voting Trustee to become effective at least 90 days after the date of such delivery. Upon receipt of the Voting Consultant’s written resignation, the Purchaser shall use commercially reasonable efforts to appoint a successor Voting Consultant that has been consented to by the Voting Trustee, such consent not to be unreasonably withheld. If the Voting Consultant shall resign but a successor Voting Consultant has not assumed all of the Voting Consultant’s duties and obligations within 90 days of such resignation, the Voting Consultant may petition any court of competent jurisdiction for the appointment of a successor Voting Consultant. No such resignation shall become effective until such time as a successor Voting Consultant has been appointed and such appointment has been accepted.

(c) Removal.The Voting Consultant may be removed by the Purchaser upon 30 days’ prior written notice upon either (i) a material breach by the Voting Consultant of its obligations hereunder or (ii) any action or inaction of the Voting Consultant that constitutes bad faith, gross negligence or willful misconduct in the performance of its obligations hereunder.

(e) Independent. The Voting Consultant represents that it is Independent (and not an Affiliate) of the Purchaser; provided, however, if the Voting Consultant becomes aware that the Voting Consultant is no longer Independent of the Purchaser, the Voting Consultant shall promptly, and in no event later than two Business Days after becoming so aware, notify the Purchaser and shall abstain from making voting recommendations during any period of time during which the Voting Consultant is not Independent of the Purchaser. If the Voting Consultant notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement voting consultant.

6. Amount of Subject Shares Notification

On any date on which the Purchaser otherwise acquires any Subject Shares, or sells or otherwise transfers any Subject Shares to another Beneficial Owner (including a transfer, if any, to an Affiliate of the Purchaser in connection with a related assignment to such Affiliate of the Purchaser’s rights and obligations under this Agreement), the Purchaser shall promptly notify the Voting Trustee of such occurrence and the number of Subject Shares that the Purchaser (and any such Affiliate) then owns.

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7. Voting Communications

At any time during which the Purchaser is the Beneficial Owner of Subject Shares, the Purchaser shall notify the Voting Trustee and the Voting Consultant as soon as possible and, in any event, not later than two Business Days after receipt of notice that a vote of the holders of MFP Shares, as applicable, has been requested or permitted on any Voting Matter and the Purchaser shall, within such same time frame, forward any information sent to the Purchaser in connection with such vote to the Voting Trustee and the Voting Consultant by Electronic Means.

The Voting Consultant shall analyze and provide a voting recommendation to the Voting Trustee (with a copy to the Purchaser) with respect to each Voting Matter in respect of the relevant Subject Shares. The Voting Trustee is obligated to act in accordance with the voting recommendation made by the Voting Consultant in its voting recommendation. If the Voting Consultant fails to provide a voting recommendation to the Voting Trustee on or prior to the deadline for submission of such vote, the Voting Trustee shall not be obligated to provide a vote on behalf of the Purchaser on such deadline and shall provide notice of the failure to receive a voting recommendation to the Purchaser and the Voting Consultant. In all Voting Matters, the Voting Trustee shall use the proxies granted to it by the Purchaser to vote the relevant Subject Shares in accordance with the voting recommendation made by the Voting Consultant, and the Purchaser shall not exercise any voting rights in such matters.

8. Indemnification

(a) Of the Voting Trustee and the Voting Consultant.The Purchaser shall indemnify and hold the Voting Trustee and the Voting Consultant and the Voting Trustee’s and the Voting Consultant’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of (i) with respect to the Voting Trustee, the administration of the voting trust created by this Agreement or (ii) with respect to the Voting Trustee and the Voting Consultant, the exercise of any powers or the performance of any duties by the Voting Trustee or the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Voting Trustee and the Voting Consultant separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Voting Trustee or the Voting Consultant, respectively. In no event shall the Purchaser be liable for special, incidental, indirect or consequential damages.

(b) Of the Purchaser and the Voting Consultant.The Voting Trustee shall indemnify and hold the Purchaser and the Voting Consultant and the Purchaser’s and the Voting Consultant’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Purchaser or the Voting Consultant in connection with or growing out of the bad faith, willful misconduct or gross negligence of the Voting Trustee in connection with the exercise of any powers or the performance of any duties by the Voting Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Consultant separately, such as may arise from the willful misconduct or gross negligence of the Purchaser or the Voting Consultant, respectively. In no event shall the Voting Trustee be liable for special, incidental, indirect or consequential damages.

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(c) Of the Purchaser and the Voting Trustee.The Voting Consultant shall indemnify and hold the Purchaser and the Voting Trustee and the Purchaser’s and the Voting Trustee’s agents, employees, officers and directors harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Purchaser or the Voting Trustee in connection with or growing out of the bad faith, willful misconduct or gross negligence of the Voting Consultant in connection with the exercise of any powers or the performance of any duties by the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Trustee separately, such as may arise from the willful misconduct or gross negligence of the Purchaser or the Voting Trustee, respectively; provided, however, that the Voting Consultant’s maximum liability under this Section 8(c) shall be limited to an amount not to exceed the total amount of the fees the Voting Consultant receives under the Proxy Voting Consultant Agreement in any one year period for any and all claims made within that one year period. In no event shall the Voting Consultant be liable for special, incidental, indirect or consequential damages.

(d) Conditions to Indemnification. An indemnified party must give the other party(ies) prompt written notice of any claim and allow the indemnifying party to defend or settle the claim as a condition to indemnification. No settlement shall bind any party without such party’s written consent.

9. Termination of Agreement

(a) This Agreement and the voting trust created hereby shall terminate with respect to any MFP Shares identified in writing by the Purchaser in a notice provided to the Voting Trustee and the Voting Consultant (i) at the option of the Purchaser, upon the non-payment of dividends on such MFP Shares for two years (whether or not such MFP Shares constitute Subject Shares at such time), (ii) at the option of the Purchaser, at any time that the Purchaser is not the Beneficial Owner of any MFP Shares (i.e., such MFP Shares are not Subject Shares), (iii) at the option of the Purchaser, in connection with the Purchaser entering into a replacement voting trust agreement in respect of such MFP Shares, or (iv) upon 10 Business Days written notice delivered by Purchaser to the Voting Trustee and Voting Consultant following any failure to agree to the renewal or extension of the term for the Voting Trustee or Voting Consultant services.

(b) Upon the termination of this Agreement with respect to any MFP Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to such MFP Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to such MFP Shares. Upon the termination of this Agreement with respect to all MFP Shares, the parties hereto shall have no further rights or obligations under this Agreement, provided that Section 8 hereof shall survive the termination of this Agreement.

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10. Voting Trustee’s Compensation

The Voting Trustee shall be entitled to the compensation set forth in the letter agreement between the Purchaser (or an Affiliate thereof) and the Voting Trustee dated as of June 8, 2022, as may be amended from time to time.

11. Voting Consultant’s Compensation

The Voting Consultant shall be entitled to the compensation pursuant to the Proxy Voting Consultant Agreement.

12. Tax Treatment

It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Beneficial Owner shall be treated as the owner of the relevant Subject Shares and, except as otherwise required by law or by generally accepted accounting principles in the case of financial reporting, no party shall take a contrary position in any tax return or report or otherwise act in a contrary manner

13. Notices

All notices, requests and other communications to the Purchaser, the Voting Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case, if any, of notices and other communications expressly permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section. The notice address for each party is specified below:

if to the Purchaser:

Toronto Dominion Investments Inc.
1 Vanderbilt Avenue
New York, NY 10017
Attention:	Robert Franciscus, Managing Director, Head of Global Counterparty
Credit USA, TD Securities (USA) LLC
Telephone:	(212) 827-7554

with a copy to:

Rick Fogliano, Director, Head of Municipal Products, TD Securities (USA) LLC
Telephone:	(212) 827-7172
Email:	fundreporting@tdsecurities.com, muniops@tdsecurities.com, TDSFinanceNewyork@tdsecurities.com and rick.fogliano@tdsecurities.com, td.tdusamunis@tdsecurities.com

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if to the Voting Trustee:

LordSPV, a TMF Group Company
48 Wall Street, 27th Floor
New York, NY 10005
Attention:	Albert J. Fioravanti, Managing Director
Telephone:	(212) 346-9005
Email:	al.fioravanti@tmf-group.com

if to the Voting Consultant:

Glass, Lewis, & Co., LLC
44 Wall Street, Suite 2001
New York, New York 10005
Attention:	Marguerite Pierce
Telephone:	(646) 826-5654
Email:	mpierce@glasslewis.com

with a copy to:

Glass Lewis & Co.
44 Wall Street, Suite 2001
New York, NY 10005
Attention:	Dianne Lindsey
Telephone:	(912) 576-2516
Email:	dlindsey@glasslewis.com

14. Modification

No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto.

15. Benefit and Burden

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

16. Severability

The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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17. Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

18. Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

19. Waiver

THE PURCHASER, THE VOTING TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

20. Assignment

None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties, provided that, without the consent of either the Voting Trustee or the Voting Consultant, the Purchaser may assign its rights and obligations under this Agreement (i) to an Affiliate, (ii) to a successor entity following a consolidation, amalgamation with, or merger with or into, such successor entity or (iii) to a transferee that acquires all or substantially all of the Purchaser’s assets. Upon any such assignment, such assignee shall become the “Purchaser” hereunder, and the Purchaser and such assignee shall provide notice of such assignment to the other parties hereto. Any assignment other than in accordance with this Section 20 shall be void.

21. Conflicts with Other Documents

In the event that this Agreement requires any action to be taken with respect to any matter and the Proxy Voting Consultant Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.

22. Counterparts

This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TORONTO DOMINION INVESTMENTS INC., as Purchaser

By:	/s/ Robert C. Franciscus
Name:	Robert C. Franciscus
Title:	Authorized Signature

LORD SECURITIES CORPORATION, as Voting Trustee

By:	s/s Albert J. Fioravanti
Name:	Albert J. Fioravanti
Title:	Managing Director

GLASS, LEWIS & CO., LLC, as Voting Consultant

By:	/s/ Dan Concannon
Name:	Dan Concannon
Title:	CCO

[Signature Page to NDMO Voting Trust Agreement]

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